EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 3/31/25 to 4/15/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
4/1/2025	Buy	2,473	11.35
4/3/2025	Buy	14,181	11.43
4/4/2025	Buy	21,776	11.06
4/8/2025	Buy	15,679	10.29
4/10/2025	Buy	42,284	10.45
4/11/2025	Buy	12,309	10.49
4/14/2025	Buy	14,412	10.78
4/15/2025	Buy	21,978	10.99